U.S. SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 8, 2013

(Date of earliest event reported)

ALBANY INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060

State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

216 Airport Drive, Rochester, New Hampshire 03867

(518) 445-2200

(Address and telephone number of the registrant's principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

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Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 15, 2013, Albany International Corp. (“Albany”) reported that it had entered into a non-binding letter of intent with Safran S.A. (“Safran”) to pursue a transaction in which Safran will purchase a 10% equity interest in a new Albany subsidiary, Albany Safran Composites, LLC (“ASC”). Albany’s subsidiary, Albany Engineered Composites, Inc. (“AEC”), has worked with Safran and several of its affiliates for a number of years to develop and supply advanced composite parts and components for a number of Safran applications.

On November 8, 2013, AEC and a subsidiary of Safran, Safran Aerospace Composites, Inc. (“SAC”), entered into an Amended and Restated Limited Liability Company Operating Agreement (the “LLC Agreement”) with ASC to effectuate that transaction. Under the terms of the LLC Agreement and certain related agreements, AEC contributed to ASC all of the existing assets and operations of AEC currently dedicated to the development and production of LEAP engine components for Safran, and SAC purchased a 10% equity interest in ASC for $28 million.

Under the terms of the LLC Agreement, subject to certain exceptions, ASC is now the exclusive supplier to Safran and its affiliates of advanced 3D-woven composite parts for use in aircraft and rocket engines, thrust reversers and nacelles, and aircraft landing and braking systems (the “Safran Applications”) and AEC, Safran and their respective affiliates (other than ASC) are prohibited from engaging in the design, development or manufacture of advanced 3D-woven composite parts for the Safran Applications. AEC remains free to develop and supply parts other than advanced 3D-woven composite parts for all aerospace applications, as well as advanced 3D-woven composite parts for any aerospace applications that are not Safran Applications (such as airframe applications) and any non-aerospace applications.

The business and affairs of ASC are managed by a board of managers (the “Board”) currently consisting of four members, three of whom were designated by AEC and one of whom was designated by SAC. Under the terms of the LLC Agreement, without the approval of the SAC-designated Board member, ASC is prohibited from taking certain actions, including entering into certain material transactions (including a sale of ASC), admitting a new member to ASC, entering into, amending or terminating, other than in the ordinary course, any agreements between ASC and its non-subsidiary affiliates (including Albany), granting a third party, unaffiliated with ASC, the right to use for Safran Applications certain intellectual property that is licensed or assigned to ASC, selling advanced 3D-woven composite parts (except to Safran and its affiliates), and making certain distributions of cash or other assets to ASC’s members.

Under the terms of the LLC Agreement, so long as any affiliate of Albany holds equity interests in ASC, Albany will be responsible for providing, or causing one of its affiliates to provide, by means of interest-bearing intercompany loans, any operating cash reasonably required by ASC.

Also under the terms of the LLC Agreement, in certain circumstances, including in the event of certain bankruptcy, deadlock or performance default events, or if Albany or AEC merges with or is acquired by a direct competitor of Safran, Safran would have an option to purchase AEC’s remaining 90% interest in ASC or to sell to AEC SAC’s remaining 10% interest in ASC. The call option price would be based initially on a valuation of ASC of $280 million, increasing over time as LEAP production increases, until reaching a potential maximum of $367 million in 2019. Upon the occurrence of certain specified events related to LEAP production levels, but in any case no later than December 2022, the call option price would instead be calculated based on a valuation of 9.5 times adjusted EBITDA, less net debt. Regardless of when it is exercised, the put option price would be based on a valuation of ASC of $280 million. In the event that the option is exercised, Albany (in the case of the call option) or Safran (in the case of the put option) will be subject to certain non-solicitation obligations for a period of three years and certain non-hiring obligations for a period of two years, in each case with respect to employees of ASC.

The foregoing description of the LLC Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the LLC Agreement, a copy of which will be filed as an exhibit to Albany’s Annual Report on Form 10-K for the year ended December 31, 2013.

This report may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “would,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in Albany’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from Albany’s historical experience and our present expectations or projections. Forward-looking statements in this release include, without limitation, statements about the likelihood and timing of the exercise by SAC of the option. Such statements are based on current expectations, and Albany undertakes no obligation to publicly update or revise any forward-looking statements.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By:	/s/ John B. Cozzolino

Name:	John B. Cozzolino
Title:	Chief Financial Officer and Treasurer

Date: November 8, 2013